Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 63 to the Registration Statement (Form N-1A, No. 811-2575) of Morgan Stanley Liquid Asset Fund Inc. and to the incorporation by reference of our report, dated October 21, 2016, on Morgan Stanley Liquid Asset Fund Inc. included in the Annual Report to shareholders for the fiscal year ended August 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 30, 2016

EH 12/15/2014